ROBERT C. WEAVER, JR.
                          ATTORNEY AT LAW
                          721 Devon Court
                      San Diego, CA 92109-8007
                  (858)488-4433    FAX (858)488-2555


 August 9, 2004

Peter Scholl, President
ROTOBLOCK CORPORATION
1715 Cook Street, Suite 205
Vancouver, BC, Canada  V5Y 3J6

     Re:  Registration Statement on Form SB-2

Gentlepersons:

I have acted as counsel for ROTOBLOCK CORPORATION, a Nevada corporation (the "Company"), in connection with the registration by the Company of 10,000,000 units pursuant to the Company's Registration Statement on Form SB-2 that is to be filed with the Securities and Exchange Commission. Each unit consists of one share of Company common stock, par value $.001 per share, and one-half a warrant to purchase shares of common stock of the Company. One whole warrant entitles the holder to purhase one share of Company common stock at a price of $.50 per share for two years from the date of purchase.

 For the purposes of this opinion, I have examined Nevada corporate law, and such documents and records as I have deemed necessary, and based thereupon, I am of the opinion that the 10 million shares, the 5 million warrants, and the 5 million shares underlying the warrants, as described in the Registration Statement, shall be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm in the Prospectus under the caption "Legal Matters."



Sincerely,
/s/ Robert C. Weaver, Jr.
Attorney at Law

RCW/ns